EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Financial Results for its Fourth Quarter and Fiscal Year Ended September 30, 2011

•	Q4 revenue was $52.1 million, representing 5% sequential increase and in line with guidance
•	Management provides update on operations related to impact from floods in Thailand

ALBUQUERQUE, New Mexico, December 27, 2011 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and solar power markets, today announced its financial results for its fourth quarter and fiscal year ended September 30, 2011.

Quarterly Financial Results

Revenue:
Consolidated revenue for the fourth quarter ended September 30, 2011 was $52.1 million, which represents a 4% decrease compared to the prior year and a 5% increase compared to the immediate preceding quarter.  On a segment basis, revenue for the Fiber Optics segment was $30.9 million, which represents a 10% decrease compared to the prior year and a 7% decrease compared to the immediate preceding quarter.  Revenue for the Photovoltaics segment was $21.2 million, which represents an 8% increase compared to the prior year and a 31% increase compared to the immediate preceding quarter.

Gross Profit:
Consolidated gross profit was $10.0 million, which represents a 22% decrease compared to the prior year and a 6% increase compared to the immediate preceding quarter. Consolidated gross margin was 19.2%, which represents a decrease from the 23.6% gross margin reported in the prior year and an increase from the 19.1% gross margin reported in the immediate preceding quarter.  On a segment basis, Fiber Optics gross margin was 18.0%, which represents a decrease from the 20.4% gross margin reported in the prior year and a decrease from the 19.4% gross margin reported in the immediate preceding quarter.   Photovoltaics gross margin was 21.0%, which represents a decrease from the 29.3% gross margin reported in the prior year and an increase from the 18.6% gross margin reported in the immediate preceding quarter.

Operating loss:
The consolidated operating loss was $14.4 million, which represents a $12.6 million increase in operating loss when compared to the prior year and a $3.2 million increase in operating loss when compared to the immediate preceding quarter.  The quarter-over-quarter variance was primarily due to the $8.0 impairment charge recorded on the long-lived assets of our Fiber Optics segment offset slightly by the change in litigation settlements totaling $1.5 million and a decrease in non-cash stock-based compensation expense of $1.1 million.

After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP table, adjusted operating loss for the fourth quarter ended September 30, 2011 was $1.4 million, which represents an additional operating loss of $4.1 million from the loss reported for the prior year and a decrease in operating loss of $2.3 million from the loss reported for the immediate preceding quarter.

Net loss:
The consolidated net loss was $14.3 million, which represents a $13.4 million increase in net loss when compared to the prior year and a $3.2 million increase in net loss when compared to the immediate preceding quarter.  The consolidated net loss per share was $0.15, which represents a $0.14 increase in net loss per share when compared to the prior year and a $0.03 increase in net loss per share when compared to the immediate preceding quarter.  During the fourth quarter ended September 30, 2011, we recorded $1.0 million of non-operating expense related to our Suncore joint venture.

Annual Financial Results

Revenue:
Consolidated revenue for fiscal 2011 was $200.9 million, which represents a 5% increase compared to the prior year.  On a segment basis, revenue for the Fiber Optics segment was $125.6 million, which represents a 3% increase compared to the prior year.  Revenue for the Photovoltaics segment was $75.3 million, which represents an 8% increase compared to the prior year.

Gross Profit:
Consolidated gross profit was $42.8 million, which represents a 16% decrease compared to the prior year. Consolidated gross margin was 21.3%, which represents a decrease from the 26.5% gross margin reported in the prior year.  On a segment basis, Fiber Optics gross margin was 18.5%, which represents a decrease from the 23.1% gross margin reported in the prior year.   Photovoltaics gross margin was 26.0%, which represents a decrease from the 32.3% gross margin reported in the prior year.

Operating loss:
The consolidated operating loss was $32.5 million, which represents an $11.1 million increase in operating loss when compared to the prior year.  The year-over-year variance was primarily due to the decrease in gross profit and the $8.0 impairment charge recorded on the long-lived assets of our Fiber Optics segment, offset slightly by lower stock-based compensation expense of $2.4 million and the net gain related to litigation settlements totaling $1.1 million.

After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP table, adjusted operating loss for the fiscal year ended September 30, 2011 was $5.7 million, which represents an additional operating loss of $14.6 million from the adjusted operating loss reported for the prior year.

Net loss:
The consolidated net loss was $34.2 million, which represents a $10.5 million increase in net loss when compared to the prior year.  The consolidated net loss per share was $0.38, which represents a $0.10 increase in net loss per share when compared to the prior year.  During fiscal 2011, we recorded $1.8 million of non-operating expense related to our Suncore joint venture.

Balance Sheet Update
As of September 30, 2011, cash, cash equivalents, and restricted cash totaled approximately $16.1 million.  With respect to measures taken to improve liquidity, in December 2011, we amended the Wells Fargo credit facility, which included adding new classes of assets into the borrowing base calculation and reducing the excess availability covenant requirements.  As a result of this amendment, we can increase our potential borrowings by up to $14 million. In addition, we entered into an equity line of credit arrangement with Commerce Court Small Cap Value Fund, Ltd. in August 2011, pursuant to which, we may sell up to $50 million in shares of our common stock over the 24-month term.

Business Outlook and Commentary

As previously disclosed on October 24, 2011, flood waters infiltrated the offices and manufacturing floorspace of our primary contract manufacturer in Thailand. The areas used to manufacture our fiber optic products and our process and test equipment were submerged in several feet deep flood water for more than a month. As a result, the manufacturing infrastructure that supports approximately 50% of our Fiber Optics segment revenue was damaged. This has had a significant impact on our operations and our ability to meet customer demand for fiber optics products.

Production capabilities for three major product lines were impacted: these include Telecom products, such as tunable lasers and our high-volume tunable XFP line (our low-volume TXFP production line is in the Bay Area and producing products), Cable television (CATV) laser components and transmitters, and other legacy products. Over the past two months, we have been developing and implementing alternative manufacturing plans in our own facilities in China and the U.S. to meet short-term customer demand. Concurrently, we have been focusing on rebuilding the high-volume production infrastructure for impacted product lines in other locations owned by our primary contract manufacturer in Thailand, as well as our own facility in China. Our focus during the rebuild is on a quick recovery and strategies to better configure the equipment for efficiency, reduce our cost structure, and provide manufacturing diversification in order to turn this crisis into an opportunity.

Purchase orders have been issued to replace the damaged process and test equipment and new equipment is now being received. Between our own facilities and our contract manufacturer, we expect to rebuild our production capacity for our CATV business by the end of March 2012, and rebuild the production capacity of our Telecom production lines before the end of May 2012. We are working closely with customers on our recovery manufacturing plan to align with their needs.

As for the inventory materials, we were able to move a significant portion of our finished goods inventory to the second story of the facility right before the flood waters reached the manufacturing floor. This has allowed us to serve the near-term demands of some key customers.  The major focus is to work with our customers to meet their near-term needs and to ascertain that the demand will still be there for our products when we are back to full capacity. We are pleased that many of our key customers for Telecom products have stepped up and committed their demand through non-cancelable purchase orders and pre-payments. As a result, our production capacity for tunable lasers in calendar 2012, when it is fully recovered, is almost fully booked with the existing commitments from customers. This illustrates the differentiation of our product and the strong relationships with our customers.

We have entered into agreements with our key contract manufacturing partner and Wells Fargo Business Credit. These agreements significantly improved the Company’s liquidity position while we process and receive proceeds from insurance claims.  We believe that we have a solid plan in place to rebuild our impacted business.

As we have noted previously, our manufacturing infrastructure in our Photovoltaics segment was not impacted by the flooding.

The Company expects the revenues for its first quarter of fiscal year 2012 ending December 2011 to be in a range of $36 to $38 million with the sequential revenue decline primarily attributable to the flood impact to its Fiber Optics business.

Conference Call
We will discuss our financial results today at 4:30 p.m. ET.  The call will be webcast via our website at http://www.emcore.com and will be archived for one year following the conclusion of the call.  Please go to this site beforehand to download any necessary software.  To participate in the call, U.S. callers should dial (866) 428-9517 and international callers should dial (224) 357-2194.  The Conference ID is 39596306.

Investor Conferences
Management will present at the 14th Annual Needham Growth Conference in New York City on January 12th at 10:40 a.m. ET.

About EMCORE
EMCORE Corporation is a leading provider of compound semiconductor-based components and subsystems for the fiber optics and solar power markets.  EMCORE's Fiber Optics segment offers optical components, subsystems, and systems that enable the transmission of video, voice, and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV), and fiber-to-the-premises (FTTP) networks.  EMCORE's Photovoltaics segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells, and fully integrated solar panels.  For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems.  For specific information about our Company, our products, and the markets we serve, please visit our website at http://www.emcore.com.

Use of Non-GAAP Financial Measure
We provide a non–GAAP adjusted operating loss disclosure as a supplemental measure to U.S. GAAP regarding our operational performance.  This financial measure excludes the impact of certain items; therefore, it has not been calculated in accordance with U.S. GAAP.

We believe that the additional non–GAAP financial measure is useful to investors in assessing our operating performance.  We also use this measure internally to evaluate our operating performance and this measure is used for planning and forecasting of future periods.  In addition, financial analysts that follow us may focus on and publish both historical results and future projections based on our non–GAAP financial measure.  We also believe that it is in the best interest of our investors to provide this non-GAAP information.

While we believe that this non–GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this non–GAAP financial measure.  Our non-GAAP financial measure may not be reported by all of our competitors and it may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. We compensate for these limitations by using this non–GAAP financial measure as a supplement to U.S. GAAP and by providing a reconciliation of the non–GAAP financial measure to its most comparable U.S. GAAP financial measure.

Non–GAAP financial measures are not in accordance with or an alternative for U.S. GAAP.  Our non–GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures and it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Forward–Looking Statements
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934.  These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.  Such forward-looking statements also include statements regarding the ability of our contract manufacturer to resume production, the expected impact of the flooding on our supply chain, and our ability to meet customer demand for our fiber optics products.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases.  Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.  We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a)  the impact on the Company, our customers and our suppliers from the effects of the floods in Thailand; (b) the success of our cost reduction efforts in achieving their expected benefits; (c) delays and other difficulties in commercializing new products; (d) the failure of new products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; (f) uncertainties concerning the extent of damage to our contract manufacturer's facilities and the Company's and our contract manufacturer's equipment; uncertainties about the timeframe for the flood waters receding and the restoration of operations and associated costs with such restoration; the effectiveness of flood prevention efforts at our contract manufacturer's campus; uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; actions by competitors; and (g) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”) such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors.

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements.  We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC.  We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
 (in thousands, except loss per share)
(unaudited)

	Three Months Ended			Fiscal Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2011	2011	2010	2011

Revenue	$54,076	$49,480	$52,123	$191,278	$200,928

Cost of revenue	41,295	40,010	42,090	140,617	158,165

Gross profit	12,781	9,470	10,033	50,661	42,763

Operating expenses (income):
Selling, general, and administrative	7,295	9,657	8,281	42,549	35,582
Research and development	7,282	9,549	8,129	29,538	32,853
Impairments	-	-	8,000	-	8,000
Litigation settlements, net	-	1,465	(20)	-	(1,145)
Total operating expenses	14,577	20,671	24,390	72,087	75,290

Operating loss	(1,796)	(11,201)	(14,357)	(21,426)	(32,527)

Other income (expense):
Interest income	2	-	2	24	2
Interest expense	(109)	(132)	(122)	(439)	(642)
Foreign exchange gain (loss)	881	625	(304)	(1,008)	735
Loss from equity method investment	-	(259)	(996)	-	(1,842)
Change in fair value of financial instruments	159	(107)	1,487	(475)	70
Other expense	(22)	(5)	-	(370)	(15)
Total other income (expense)	911	122	67	(2,268)	(1,692)

Net loss	$(885)	$(11,079)	$(14,290)	$(23,694)	$(34,219)

Per share data:

Net loss per basic and diluted share	$(0.01)	$(0.12)	$(0.15)	$(0.28)	$(0.38)

Weighted-average number of basic and diluted shares outstanding	85,009	89,843	93,305	83,166	88,910

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
 (in thousands)
(unaudited)
	As of September 30, 2011	As of September 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$15,598	$19,944
Restricted cash	544	1,298
Accounts receivable, net	34,875	40,125
Inventory	33,166	32,056
Prepaid expenses and other current assets	7,168	5,312

Total current assets	91,351	98,735

Property, plant and equipment, net	46,786	46,990
Goodwill	20,384	20,384
Other intangible assets, net	5,866	10,738
Equity method investment	2,374	-
Other non-current assets, net	3,537	991

Total assets	$170,298	$177,838

LIABILITIES and SHAREHOLDERS’ EQUITY

Current liabilities:
Borrowings from credit facility	$17,557	$10,573
Accounts payable	26,581	26,156
Warrant liability	601	-
Accrued expenses and other current liabilities	22,319	27,115

Total current liabilities	67,058	63,844

Warrant liability	-	475
Asset retirement obligations	4,800	-
Other long-term liabilities	4	87

Total liabilities	71,862	64,406

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-
Common stock	713,063	701,997
Accumulated deficit	(613,456)	(587,259)
Accumulated other comprehensive income	912	777
Treasury stock	(2,083)	(2,083)
Total shareholders’ equity	98,436	113,432

Total liabilities and shareholders’ equity	$170,298	$177,838

We have provided a reconciliation of our non–GAAP operating loss financial measure to its most directly comparable U.S. GAAP financial measure as indicated in the table below:

Non-GAAP Table Adjusted Operating Loss Unaudited (in thousands)	Three Months Ended			Fiscal Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2011	2011	2010	2011

Operating Loss – GAAP	$(1,796)	$(11,201)	$(14,357)	$(21,426)	$(32,527)

Adjustments:
Depreciation	2,286	2,285	2,375	9,389	9,295
Amortization	736	648	695	2,899	2,678
Stock-based compensation expense	1,632	2,961	1,856	9,860	7,428
Corporate legal expense	(154)	137	65	4,701	598
Specific A/R reserve adjustments	-	-	-	1,950	-
Specific inventory reserve adjustments	-	-	-	(1,185)	-
Tangshan termination fee	-	-	-	2,775	-
Impairments	-	-	8,000	-	8,000
Litigation settlements	-	1,465	(20)	-	(1,145)
Total adjustments	4,500	7,496	12,971	30,389	26,854

Adjusted Operating Loss – Non-GAAP	$2,704	$(3,705)	$(1,386)	$8,963	$(5,673)

Stock-based compensation expense by expense category: (in thousands)	Three Months Ended			Fiscal Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2011	2011	2010	2011

Cost of revenue	$449	$614	$345	$2,086	$1,412
Selling, general, and administrative	776	1,342	1,029	5,874	3,928
Research and development	407	1,005	482	1,900	2,088

Total stock-based compensation expense	$1,632	$2,961	$1,856	$9,860	$7,428

Net effect on net loss per basic and diluted share	$(0.02)	$(0.03)	$(0.02)	$(0.12)	$(0.08)

Contact:
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com